Exhibit 5.1

June 21, 2005

Inergy Holdings, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel to Inergy Holdings, L.P., a Delaware limited partnership (the “Partnership”), and Inergy Holdings GP, LLC, a Delaware limited liability company (the “General Partner”), and the general partner of the Partnership in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 3,910,000 common units representing limited partner interests in the Partnership (the “Common Units”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act; and

2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership’s Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2005, relating to the Common Units (the “Registration Statement”), will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission issued thereunder.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	First City Tower, 1001 Fannin Street, Suite 2300, Houston, Texas 77002-6760
Dubai Houston London Moscow New York Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

The opinion expressed herein is limited exclusively to the federal laws of the United States of America and the Delaware Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.